EXHIBIT 10.23


                          RIV ACQUISITION HOLDINGS INC.
                      3753 Howard Hughes Parkway, Suite 101
                             Las Vegas, Nevada 89109


                                  May 16, 2007

Board of Directors
Riviera Holdings Corporation
2901 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention:  William Westerman

Dear Members of the Board:

We are pleased to advise you that the private investment group that owns Riv Acquisition Holdings Inc. proposes to acquire all of the issued and outstanding stock of Riviera Holdings Corporation at a price of $34.00 per share in cash. We are prepared to immediately enter into a merger agreement with Riviera on substantially the same terms as the April 5, 2006 merger agreement between our acquisition vehicles and Riviera. We remain willing to discuss any concerns you may have with any of the terms or conditions contained in that agreement. We are also prepared to provide to the Board assurances for the necessary debt financing to complete the proposed transaction. Our investment group remains committed to providing all necessary equity financing.

We are also prepared to include in the merger agreement a "go-shop" provision pursuant to which Riviera could solicit and engage in discussions and negotiations with respect to competing proposals for a 15 day period. If Riviera were to terminate the merger agreement because it received a superior offer during the "go-shop" period, we would not be entitled to any additional break-up fee but would only be entitled to reimbursement for our expenses in connection with this proposal, up to a reasonable limit.

Our proposal represents a $4.00 premium to the $30 per share expression of interest announced on May 11, 2007. Accordingly, our investment group believes that our proposal is in the best interest of Riviera's stockholders, and we hope that the Board will see fit to accept it.

Our investment group is led by Paul C. Kanavos and Robert Sillerman, the managing members of New York-based Flag Luxury Properties, LLC, 30-year Las Vegas-based real estate developer Brett Torino and Barry Sternlicht, Chairman and CEO of Starwood Capital Group.

We will require Riviera's cooperation in order to update our due diligence review of the company, which we last conducted in connection with the April 5, 2006 merger agreement, but we believe such review can be completed expeditiously.

The conditions to closing the proposed transaction would be substantially the same as were contained in the April 5, 2006 merger agreement. We will not require a financing condition and the only significant third-party condition is the obtaining of all necessary approvals from the gaming authorities in Nevada and Colorado. In order to ensure rapid completion of the merger, we are currently examining structuring alternatives that might minimize the need for gaming approval prior to closing. The principals of our investment group have already filed gaming license applications in both Nevada and Colorado, with the exception of Robert Sillerman, who will be filing the same shortly. The conditions to closing will not restrict Riviera's ability to refinance its outstanding secured notes, provided that the refinancing is made on market terms and without prepayment penalty, defeasance or premium, nor do we otherwise intend to restrict Riviera's ability to conduct its business in the ordinary course while the merger is pending. Our investment group intends to repay all of Riviera's outstanding indebtedness upon completion of the merger. We are also prepared to honor the salary continuation packages currently in place that have been negotiated with management as well as the change-of-control provisions in all currently outstanding stock option awards.

We expect the Board to allow our group to participate in the auction process on an equal footing with other bidders and no longer raise technical objections to our proposal as it has in the past.

Our investment group believes that time is of the essence and requests that a meeting or a conference call be scheduled as soon as possible with representatives of the Board in order to discuss our proposal and set a timetable for swift execution of a merger agreement. Please respond to us by 5:00 p.m. PST on Thursday, May 17, 2007. If we do not receive a response by such time, we will have to assume that the Board does not wish to discuss our proposal any further.

Our financial advisor, Bear Stearns & Co., and our legal advisor, Cadwalader, Wickersham & Taft LLP, are available to discuss any aspect of the proposed transaction with your advisors.

We look forward to working together with the Board to arrive at a transaction that will substantially benefit Riviera and its stockholders.

Very truly yours,



Paul C. Kanavos